February 2008

Pricing Sheet dated February 1, 2008 relating to
Amendment No. 1 to Preliminary Pricing Supplement No. 508 dated February 1, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

S T R U C T U R E D  I N V E S T M E N T S
Opportunities in Commodities

Buffered PLUS based on the Value of the Baltic Dry Index due April 7, 2010
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – FEBRUARY 1, 2008
Issuer:	Morgan Stanley
Maturity date:	April 7, 2010
Underlying index:	Baltic Dry Index
Aggregate principal amount:	$18,280,000. We may increase the aggregate principal amount prior to the original issue date but are not required to do so.
Payment at maturity:	•	If the final average index value is greater than the initial index value:
$1,000 + ($1,000 x upside leverage factor x index percent increase)
	•	If the final average index value is less than or equal to the initial index value but greater than or equal to 80% of the initial index value:
$1,000
	•	If the final average index value is less than 80% of the initial index value:
($1,000 x index performance factor) + $200
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $200 per Buffered PLUS at maturity.
Upside leverage factor:	180%
Index percent increase:	(final average index value – initial index value) / initial index value
Initial index value:	6,134, the official settlement price of the index on the pricing date
Final average index value:	The arithmetic average of the official settlement prices of the index on each of the determination dates, as determined by the calculation agent on the final determination date.
Determination dates:	Each index business day during the period from and including January 1, 2010 through and including March 31, 2010 on which there is no market disruption event.
Index performance factor:	(final average index value / initial index value)
Maximum payment at maturity:	None
Interest:	None
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	February 1, 2008
Original issue date:	February 8, 2008 (5 business days after the pricing date)
CUSIP:	6174463G2
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$1,000	$20	$980
Total	$18,280,000	$365,600	$17,914,400
(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 to Preliminary Pricing Supplement No. 508 dated February 1, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.